Exhibit 10-26

EMPLOYMENT AGREEMENT

          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 25, 2002 (the "Agreement"), by and among Energy East Corporation, a New York corporation ("Energy East"), Rochester Gas & Electric Corporation (the "Company"), and Paul C. Wilkens (the "Executive"), amends and restates as of the Effective Time (as defined below) the Severance Agreement by and between the Company and the Executive effective as of April 26, 2000 (the "Prior Agreement").

          The Board of Directors of Energy East (the "Board") and the Board of Directors of the Company desire to provide for the employment of the Executive as a member of the management of the Company and certain of its subsidiaries and affiliates, and the Executive is willing to commit himself to serve the Company and its subsidiaries and affiliates, on the terms and conditions herein provided.

          In order to effect the foregoing, Energy East, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.     Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

          2.     Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve Energy East, the Company and their subsidiaries and affiliates, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

          3.     Term of Agreement. The Term will commence at the Effective Time of the Merger as those terms are defined in the Agreement and Plan of Merger by and among the Company, Energy East and Eagle Merger Corp. dated as of February 16, 2001 (the "Merger Agreement"), and end on the third anniversary of the day on which the Effective Time occurs, unless further extended as hereinafter provided. Commencing on the first day of the month following the Effective Time and each succeeding month thereafter, the Term of this Agreement shall automatically be extended for one (1) additional month unless Energy East, the Company, or the Executive shall have given prior written notice not to extend this Agreement.

          4.     Position and Duties. The Executive shall serve as President of the Company and as a director of both the Company and RGS Energy Group, Inc. ("RGS"), and shall also serve in any such executive officer position of the Company or its subsidiaries and affiliates if so appointed by the Board, and shall report to the President of Energy East. The Executive shall have such responsibilities, duties and authority that are commensurate with his status as President of the Company and are consistent with such positions as may from time to time be assigned to the Executive by the President of Energy East. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that the Executive may also serve on the boards of director or trustees or otherwise participate in the affairs of other non-affiliated companies and organizations, including, without limitation, industry associations and charitable and civic endeavors, as long as such service does not substantially interfere with the performance of his duties hereunder or violate his obligations under Section 10 hereof.

          5.     Compensation and Related Matters.

                    5.1.   Base Salary. The Company shall pay, or cause to be paid, to the Executive an annual base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate which is no less than the rate of $300,000. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by the Board from time to time as the Board deems appropriate in its business judgment; the Base Salary in effect from time to time shall not be decreased during the Term.

                    Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of Energy East or the Company. The Base Salary payments (including any increased Base Salary payments) shall not in any way limit or reduce any other obligation of Energy East or the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary.

                    5.2.   Benefit Plans. The Executive shall be entitled to participate in or receive benefits under any "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) or employee benefit arrangement made available by Energy East or the Company now or during the period of the Executive's employment hereunder to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the benefits created by this Agreement. The Executive's participation in such employee benefit plans and arrangements shall be on terms and conditions no less favorable than those applicable to other senior executives of Energy East, the Company, RGS and NYSEG as determined by the Board; provided that, with respect to any defined benefit pension plans, including any supplemental plans, the Executive's participation shall be on terms and conditions no less favorable than those in effect and applicable to the Executive immediately prior to the Effective Time.

                    5.3.   Incentive Compensation. The Executive shall be entitled to participate in or receive benefits under any short or long-term incentive compensation plan made available by Energy East now or during the period of the Executive's employment hereunder to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, that the Executive shall not be eligible to receive benefits from any incentive compensation plan, policy or arrangement of Energy East to the extent the Executive is receiving a similar benefit pursuant to an incentive compensation plan, policy or arrangement of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, during the Term, the Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus") in accordance with the terms of the Energy East Annual Executive Incentive Plan or any successor thereto, with the maximum Annual Bonus being equal to 90% of Base Salary and the "threshold" Annual Bonus being equal to 45% of Base Salary.

                    5.4.   Initial Option Grant. Energy East shall grant to the Executive, as of the Effective Time, an option to purchase 60,000 shares of Energy East's common stock ("Common Stock") (the "Initial Option Grant") pursuant to, and subject to the terms and conditions of, the Energy East 2000 Stock Option Plan (the "Option Plan"). Subject to the provisions of Section 7.2, the Initial Option Grant shall vest and become exercisable with respect to the shares subject to the Initial Option Grant as follows: (A) as to one third of the shares subject to the Initial Option Grant on the first anniversary of the Effective Time, (B) as to one-third of the shares subject to the Initial Option Grant on the second anniversary of the Effective Time, and (C) as to the remaining shares subject to the Initial Option Grant on the third anniversary of the Effective Time, in each case, provided that the Executive remains employed hereunder on that date; provided that the Initial Option Grant will become vested and exercisable upon a "change of control" of Energy East (as defined in the Option Plan). The Initial Option Grant shall have a per-share exercise price equal to the Fair Market Value (as defined in the Option Plan) of the Common Stock on the date on which the Effective Time occurs and a scheduled term of 10 years from and after the Effective Time. Except as specifically provided in this Section 5.4 and in Section 7.2, the Initial Option Grant shall have the same terms and conditions as options granted under the Option Plan to other peer senior executives of Energy East and its subsidiaries.

                    5.5.   Expenses. Upon presentation of reasonably adequate documentation to Energy East, the Executive shall receive prompt reimbursement from the Company or a subsidiary thereof for all reasonable and customary business expenses incurred by the Executive in accordance with the Company's policy in performing services hereunder.

                    5.6.   Vacation. The Executive shall be entitled to five (5) weeks of paid vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

          6.     Compensation Related to Disability. During the Term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties hereunder as a result of incapacity due to physical or mental illness, Energy East shall pay, or cause to be paid, to the Executive his Base Salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by Energy East or the Company during such period, until the Executive's employment is terminated by Energy East for Disability; provided, however, that such payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of Energy East or the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such payment.

          7.     Termination Compensation and Benefits.

                    7.1.   If the Executive's employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay the Executive's Base Salary (to the Executive or in accordance with Section 11.2 if the Executive's employment is terminated by the Executive's death) through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits (other than severance compensation and benefits) payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by Energy East or the Company during such period.

                    7.2.   In the event the Executive's employment is terminated prior to the expiration of the Term of the Agreement by the Executive for Good Reason or by Energy East or the Company for reasons other than Cause (other than the death or Disability of the Executive), the Executive shall receive (i) continuation of the Executive's Base Salary for three (3) years following the Date of Termination, (ii) a lump sum amount equal to three (3) times the greater of (A) the Executive's award under the Annual Executive Incentive Compensation Plan for the fiscal year immediately preceding the Date of Termination and (B) the target bonus for the Executive under the Annual Executive Incentive Compensation Plan for the year in which the Date of Termination occurs, (iii) certain benefits as provided in the final sentence of this Section 7.2, (iv) to the extent that any Energy East, Company or RGS supplemental executive retirement plan benefit formula(s) in which the Executive participates as of the Date of Termination take into account service, age or annual compensation, the Executive shall be granted credit under such formula(s), as of the Date of Termination, for (x) 36 months of additional age and benefit accrual service and (y) deemed compensation during such 36 months of additional service of compensation equal to that required by Sections 5.1 and 5.3; provided that in no event shall the Executive be provided with additional credit hereunder such that his age for purposes of such plan formula will be in excess of age 60 and his years of service will be in excess of 40, (v) accelerated vesting of the Initial Option Grant, (vi) payment of a fee to an independent outplacement firm selected by the Executive for outplacement services in an amount equal to the actual fee for such service up to a total of $10,000 and (vii) a lump sum payment equal to any unreimbursed expenses payable pursuant to Section 5.4 of this Agreement. Notwithstanding any other provision in this Agreement, benefits provided under this Section 7.2 shall not be provided to the Executive to the extent such benefits would be duplicative of benefits provided elsewhere in this Agreement. All lump sum amounts referred to above shall be paid to the Executive no later than fifteen (15) days following the Date of Termination. The benefits referred to in clause (iii) of the first sentence of this Section 7.2 shall consist of: (A) continued participation by the Executive, for a period of three years following the Date of Termination, in the health, life insurance, and accidental death and dismemberment plans made available by the Company from time to time to their executives and key management on the same basis as if he had remained employed by the Company; provided, that to the extent such participation is not permitted by the terms of such plans, the Company shall arrange for alternative coverage that is substantially equivalent or, with respect to the health plans only, pay to the Executive an amount equal, on a net after-tax basis, to the premiums charged under such plans for such coverage to persons electing to receive it pursuant to the continuation coverage requirements of Section 4680B of the Code.

                    7.3.   (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                    (b) Subject to the provisions of Section 7.3(c), all determinations required to be made under this Section 7.3, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Energy East's principal outside accounting firm, or such other nationally recognized certified public accounting firm as may be designated by Energy East (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 30 business days of the receipt of Payment or such earlier time as is requested by the Company or Energy East. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.3, shall be paid by the Company to the Executive within 15 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7.3(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                    (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i)  give the Company any information reasonably requested by the Company relating to such claim,

(ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (d) If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 7.3(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7.3(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                    (e) Notwithstanding any other provision of this Section 7.3, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

                    7.4.   Energy East also shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in any dispute concerning the interpretation or enforcement of this Agreement (including all such fees and expenses, if any, incurred in disputing any termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder or otherwise); provided, however, Energy East shall not be required to pay legal fees and expenses incurred separately by the Executive in connection with a contest controlled by Parent pursuant to Section 7.3(c) hereof in connection with which Energy East complied with its obligations under such Section 7.3(c). Such payments shall be made within fifteen (15) business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Energy East reasonably may require.

          8.     Termination Procedures.

                    8.1.   Notice of Termination. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of a termination by the Company for Cause or by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

                    8.2.   Date of Termination. "Date of Termination", with respect to any Purported termination of the Executive's employment during the Term of this Agreement shall mean (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the substantial performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Energy East, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

          9.     No Mitigation. Energy East and the Company agree that if the Executive's employment hereunder is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Energy East or the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 7.2(iii)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Energy East or the Company, or otherwise.

          10.     Confidentiality and Noncompetition.

                    10.1.   The Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by Energy East or the Company or any of their subsidiaries or affiliates, and not generally known or available in the marketplace, and to which the Executive gains access by reason of the Executive's position as an employee or director of Energy East, the Company or any of their respective subsidiaries (each, an "EE Entity").

                    10.2.   Except as permitted by Energy East or the Company upon its prior written consent, the Executive shall not, during the Executive's employment hereunder, and, except in the case of a termination to which Section 7.2 applies, for the one year period following the Date of Termination, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services which any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with a primary line of business of any EE Entity or are outside of the Restricted Territory. For purposes of this Section 10.2, the "Restricted Territory" shall be the states and/or commonwealths of Connecticut, Vermont, Massachusetts, New Hampshire, Maine and Rhode Island.

          11.     Successors, Binding Agreement.

                    11.1.   In addition to any obligations imposed by law upon any successor to Energy East or the Company, Energy East and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Energy East or the Company, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Energy East and the Company would be required to perform it if no such succession had taken place. Failure of Energy East or the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Energy East or the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                    11.2.   This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

                    11.3.   Except as provided herein, at the Effective Time, the Prior Agreement shall be terminated and no longer in effect; and the Executive expressly waives his rights to any payments under the Prior Agreement.

          12.     Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

(a)  To Energy East:

Energy East Corporation
P.O. Box 12904
Albany, New York 12212-2904
Attention:  Richard R. Benson
               Vice President, Human Resources, Energy East Management                Corporation

Telephone:  (607) 347-2351
Telecopy:  (607) 347-2064

with a copy to:

Huber Lawrence & Abell
605 Third Avenue
New York, New York 10158
Attention:  Leonard Blum, Esq.

Telephone:  (212) 682-6200
Telecopy:  (212) 661-5759

(b)  To the Company:

Rochester Gas & Electric Corporation
89 East Avenue
Rochester, New York 14649-0001
Attention:  Michael T. Tomaino, Esq.
               Senior Vice President and General Counsel

Telephone:  (716) 771-4444
Telecopy:  (716) 724-8285

(c)  To the Executive:

At the Executive's residence address as maintained
by the Company in the regular course of its business
for payroll purposes.

          13.     Miscellaneous.

                    13.1.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled, except as otherwise provided in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to choice of law principles.

                    All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of Energy East, the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

                    13.2.   Notwithstanding any provision of this Agreement to the contrary, Energy East and the Company shall be jointly and severally liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees for all payment obligations under this Agreement.

          14.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          15.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          16.     Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and initially determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing within thirty (30) days of submission to the Board and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any denial by the Board of any such subsequent appeal by the Executive shall be delivered to the Executive in writing within thirty (30) days of submission to the Board and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          17.     Definitions. For purposes of this Agreement the following terms shall have the meaning indicated below:

                    (a)  "Base Salary" shall have the meaning stated in Section 5.1 hereof.

                    (b)  "Cause" for termination by Energy East or the Company of the Executive's employment for purposes of this Agreement shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 8.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to Energy East or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of Energy East or the Company.

                    (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                    (d)  "Date of Termination" shall have the meaning stated in Section 8.2 hereof.

                    (e)  "Disability" shall be deemed the reason for the termination by Energy East or the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from substantial performance of the Executive's duties hereunder for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), Energy East shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the substantial performance of the Executive's duties.

                    (f)  "Energy East" shall mean Energy East Corporation and any successor to its business and/or assets.

                    (g)  "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                    (h)  "Executive" shall mean the individual named in the first paragraph of this Agreement.

                    (i)  "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent), of any one of the following acts by Energy East or the Company, or failures by Energy East or the Company to act, unless, in the case of any act or failure to act described in paragraphs (i) or (ii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)  the assignment to the Executive of any duties inconsistent with the Executive's positions as set forth in Section 4 or a substantial alteration in the nature of the Executive's responsibilities such that they are no longer consistent with such positions;

(ii)  any material breach of any provision of this Agreement by Energy East or the Company;

(iii)  the relocation of the Company's principal executive offices in Rochester, New York to a location which is not within the 50-mile radius of the Company's principal executive offices or Energy East or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the business of Energy East or the Company or its affiliates; or

(iv)  any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1 (and for purposes of this Agreement, no such purported termination shall be effective).

          The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                    (j)  "Gross-Up Payment" shall have the meaning stated in Section 7.3(a) hereof.

                    (k)  "Notice of Termination" shall have the meaning stated in Section 8.1 hereof.

                    (l)  "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

                    (m)  A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

                    (n)  "Term" shall have the meaning stated in Section 3 hereof.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ENERGY EAST CORPORATION

 /s/ Kenneth M. Jasinski
By: Kenneth M. Jasinski
Title: Executive Vice President
        and Chief Financial Officer

ROCHESTER GAS & ELECTRIC CORPORATION

 /s/ Michael T. Tomaino
By: Michael T. Tomaino
Title: Senior Vice President and General Counsel

EXECUTIVE

 /s/ Paul C. Wilkens
Paul C. Wilkens